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                                                                      Exhibit 4a

                COMMON STOCK PURCHASE AND SUBSCRIPTION AGREEMENT

     THIS AGREEMENT made as of this 31st day of December, 1999 by and among IJNT.NET, INC. (the "Company"), a Delaware corporation and the persons and entities listed on the Schedule of Investors designated as Schedule I hereto
                                                           ----------
(collectively referred to as the "Investors" and individually referred to as an "Investor").

I.   PURCHASE AND SALE OF PURCHASED SHARES
     -------------------------------------

     Section 1.1. The Purchased Shares and Warrants. The Company has authorized
     ----------------------------------------------
the issuance and sale to the Investors of an aggregate of 1,250,000 to 2,500,000 shares (the "Purchased Shares") of its authorized, but unissued shares of Common Stock at a purchase price of $4.00 per share. In addition, the Company has authorized the issuance to the Investors of warrants (the "Warrants") to purchase an aggregate of 312,500 to 625,000 shares of its authorized, but unissued shares of Common Stock at an exercise price equal to the average closing bid price of the Company's Common Stock over the fifteen (15) trading days ending on the third day prior to the Closing Date. The form of Warrant is attached hereto as Exhibit 1.1. (The Purchased Shares, any Additional Purchased
                   ------------
Shares issued pursuant to Section 1.3, and the Warrants are collectively referred to as the "Securities").

     Section 1.2.  Purchase and Sale of the Securities.
     --------------------------------------------------

     (a) The Closing. The Company agrees to issue and sell to the Investors,
         -----------
and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Investors, severally but not jointly, agree to purchase, that number of the Purchased Shares subscribed for and set forth opposite their respective names on Schedule I attached hereto. The aggregate
                                   ---------
purchase price for the Purchased Shares being purchased by each Investor is set forth opposite such Investor's name on Schedule I. Such purchase and sale shall
                                       ----------
take place at a closing (the "Closing") to be held at the offices of the Company on January 4, 2000, or on such other date and at such time as may be mutually agreed upon by the Company and the Investors (the "Closing Date"). At the Closing the Company will deliver to each Investor certificates for the number of Purchased Shares and Warrants, respectively, set forth opposite such Investor's name on Schedule I against delivery to the Company of a check or wire transfer
        ----------
in the amount set forth opposite such Investor's name on Schedule I. In the
                                                         ----------
event the Investors do not deliver to the Company checks or wire transfers in an aggregate amount of at least five million dollars ($5,000,000) on the Closing Date, the Company shall, upon return of any funds advanced by the Investors, have the right to terminate this Agreement at its sole discretion. Additionally, in the event the Company, notwithstanding its best efforts, is unable to have certificates for the Purchased Shares available for the Closing, such certificates shall be delivered to the Investors within five (5) business days of the Closing or such Investors shall have the right to the return of all funds advanced by them, with interest, and to terminate this Agreement at their sole discretion.

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     (b) Use of Proceeds. The Company shall use all of the proceeds from the
         ---------------
sale of the Purchased Shares of $5,000,000 to 10,000,000 for general working capital purposes.

     Section 1.3. Contingent Issuance of Additional Purchased Shares and
     -------------------------------------------------------------------
Warrants. In the event that at any time during the four (4) months period
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commencing on the first anniversary of the Closing Date, the average bid price per share of the Company's Common Stock for fifteen (15) consecutive trading days shall be less than $4.00 per share, then the Company shall promptly (but in no event later than ten (10) days following the triggering date) issue to the Investors additional shares ("Additional Purchased Shares") in an amount necessary to make up the difference between $4.00 per share and the average bid price per share. The formula for determining the number of Additional Purchased Shares to be issued to each Investor under this Section 1.3 shall be as follows:
(a) four (4) divided by said average bid price per share (b) multiplied by the number of Purchased Shares purchased by such Investor (c) minus the number of Purchased Shares purchased by such Investor. Such Additional Purchased Shares shall not be subject to reclamation by the Company in the event the average bid price per share of the Company's Common Stock subsequently increases to $4.00 or above. The Investors shall not take any affirmative actions designed to reduce the average bid price per share of the Company's Common Stock in order to trigger the issuance of Additional Purchased Shares contemplated in this Section 1.3.

II.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     ---------------------------------------------

In order to induce the Investors to enter into this Agreement, the Company represents and warrants that, except as set forth on the attached schedules of exception:

     Section 2.1. Business; Organization, Corporate Power and Authority, etc.
     -----------------------------------------------------------------------
The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own and hold its properties and to carry on its business as presently conducted. The Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of property owned or leased, or the nature of the activities conducted by it, makes such licensing or qualification necessary, except where the failure to so qualify would not have a material adverse effect on the business, assets or condition, financial or otherwise, or operations of the Company. Except as set forth on Exhibit 2.1 attached hereto, the Company has
                                    -----------
no Subsidiaries and does not own of record or beneficially any shares of capital stock or securities convertible into capital stock of, or any other proprietary interest in, any person, corporation, trust, limited liability company partnership, limited partnership or similar organizational entity ("Person").

     Section 2.2. Validity. The Company has all necessary power and authority,
     ---------------------
and has taken all action required to execute, deliver and perform this Agreement to issue, sell and deliver the Purchased Shares (including any Additional Purchased Shares issued pursuant to Section 1.3), and the Warrants and to issue the Common Shares issuable upon exercise of the Warrants. This Agreement, the Purchased Shares, the Warrants, and all other documents and instruments executed by the Company pursuant hereto when delivered, are and will be duly

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authorized, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors; equitable principles limiting rights to specific performance or other equitable remedies. Upon the issuance, sale and delivery of the Securities in accordance with the terms hereof, the Securities will be validly issued, fully paid and non-assessable and will be free and clear of all liens, charges, restrictions, claims and encumbrances of any kind, subject to restrictions on transfer under Federal and state securities laws, this Agreement and the Company's Certificate of Incorporation, as amended (the "Charter").

     Section 2.3. Capitalization; Status of Capital Stock. The authorized
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capital stock of the Company consists of (i) 5,000,000 shares of Preferred
Stock, 4,000 of which have been designated Series A Preferred Stock, and (ii) 50,000,000 shares of Common Stock. As of December 22, 1999 there were 17,799,931 shares of the Company's Common Stock issued and outstanding and, immediately prior to the Closing, no more than 18,000,000 shares of the Company's Common Stock will be issued and outstanding and 2,525 shares of Series A Preferred Stock will be issued and outstanding. All issued and outstanding shares of the Company's Common Stock and Series A Preferred Stock have been duly authorized and validly issued, are fully paid, and non-assessable, and were issued in compliance with all applicable state and Federal securities laws. The Company has authorized and reserved, and covenants to continue to reserve, a sufficient number of shares of Common Stock for issuance upon the exercise of the Warrants as well as upon the contingencies set forth in Section 1.3 above, which when so issued and delivered, will be duly authorized and validly issued, fully paid, and non-assessable. Except as set forth on Exhibit 2.3 attached hereto or as
                                           -----------
otherwise contemplated by this Agreement: (a) there are no options or rights to purchase shares of capital stock of the Company, or securities convertible into shares of capital stock, authorized, issued or outstanding, and the Company is not obligated in any manner to issue any shares of its capital stock or securities convertible into or evidencing any right to acquire shares of its capital stock, or to distribute to holders of any of its capital stock any evidence of indebtedness or assets; (b) no person has any preemptive right, right of first refusal or similar right to acquire additional shares of capital stock in connection with the sale and purchase of the Purchased Shares or issuance upon exercise of the Warrants of the Common Shares issuable thereunder or otherwise; (c) there are no restrictions on the transfer of the shares of capital stock of the Company, other than those imposed by relevant state and Federal securities laws or the Charter; (d) no person has any right to cause the Company to effect the registration under the Securities Act of any shares of capital stock or any other securities (including debt securities) of the Company; (e) the Company has no obligation to purchase, redeem or otherwise acquire any of its equity securities or any interests therein, or to pay any dividend or make any other distribution in respect thereto; and (f) there are no voting trusts, stockholders' agreements, or proxies relating to any securities of the Company. A complete and correct schedule of the holders of five percent (5%) or more of the issued and outstanding capital stock of the Company, and the number of shares of capital stock beneficially owned by such holders, is set forth on Exhibit 2.3 attached hereto. The Company has heretofore delivered to
         -----------
the Investors true and correct copies of its Charter and By-laws, each as amended and in effect on the date hereof and certified by the Company's Secretary.

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     Section 2.4. Taxes. The Company has accurately prepared and timely filed
     ------------------
all Federal, state and other tax returns that are required to be filed by it and has paid or made provision for the payment of all taxes that have become due pursuant to such returns and, to the best of its knowledge, all other taxes, assessments and governmental charges which have become due and payable, including, without limitation, all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties. No deficiency assessment with respect to or proposed adjustment of the Company's Federal, state, or other taxes is pending or, to the best of the Company's knowledge, threatened. There is no tax lien, whether imposed by any Federal, state, or other taxing authority, outstanding against the assets, properties or business of the Company.

     Section 2.5. Litigation. There is no action, suit, proceeding or
     -----------------------
investigation pending or, to the best of the Company's knowledge, threatened against or affecting the Company which might result, either in any case or in the aggregate, in any material adverse change in the business, assets or condition, financial or otherwise, or operations of the Company, or which might call into question the validity of, or hinder the enforceability or performance of this Agreement, or the Purchased Shares or Warrants, or any action taken or to be taken pursuant hereto; and, to the best of the Company's knowledge, no event has occurred and no condition exists on the basis of which any litigation, proceeding or investigation might properly be instituted. The Company is not in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency that might result, either in any case or in the aggregate, in any material adverse change in the business, assets or condition, financial or otherwise, or operations of the Company.

     Section 2.6. No Violations. The execution, delivery and performance of this
     --------------------------
Agreement and any documents or instruments delivered, executed and performed in connection herewith or therewith, the consummation of the transactions contemplated hereby (including the issuance, sale and delivery of the Purchased Shares and, upon exercise of the Warrants, the issuance and delivery of the Common Shares), and compliance with the provisions hereof, will not violate any provision of law, the Charter, or By-laws, as amended, of the Company, any order of any court or other agency of government or indenture, agreement or other instrument to which the Company is bound, or conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

     Section 2.7. Other Agreements. The Company is not a party to or bound by
     -----------------------------
any agreement, contract or commitment or subject to an charter, bylaw or other corporate restriction, which materially adversely affects, or which could reasonably be anticipated to materially adversely affect in the future, its business, assets or condition, financial or otherwise, or operations.

     Section 2.8. Other Agreements of Officers, etc. No officer or key employee
     ----------------------------------------------
of the Company is a party to or bound by any agreement, contract or commitment, or subject to any

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restriction, which materially and adversely affects, or which could reasonably be anticipated to materially and adversely affect in the future, the business, assets or condition, financial or otherwise, or operations of the Company or the right of any such Person to participate in the affairs of the Company. To the best of the Company's knowledge, no key employee of the Company has any present intention of terminating his or her employment with the Company, and the Company has no present intention of terminating any such employment.

     Section 2.9.  Governmental Consents, etc. No consents, approvals or
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authorizations of, or registrations, qualifications, designations, declarations or filings with, any Federal, state or local governmental authority (other than with respect to United States Federal and state securities laws with which the Company has represented and warranted in Section 2.16 hereof that the Company is in compliance) on the part of the Company are required as a condition precedent to the valid execution and delivery of this Agreement or the valid offer, issue, sale and delivery of the Securities.

     Section 2.10. Transactions with Affiliates. There are no loans, leases or
     ------------------------------------------
other continuing transactions between the Company (or any of the Company's customers, franchisees or suppliers) on the one hand, and any stockholder, director or officer of the Company (or any member of such officer's, director's or stockholder's immediate family or any Person controlled by such officers, directors or stockholders or their immediate families), on the other hand.

     Section 2.11. Compliance with Law. The Company is currently in compliance
     ---------------------------------
in all material respects with all Federal and state laws, rules, regulations and orders applicable to its business, operations, properties, assets, products, and services (including, without limitation, any such laws, rules, regulations and orders relating to franchisement). Section 2.12. Financial Statements. The audited financial statements of the Company for the years ended March 31, 1999 and the unaudited consolidated financial statements of the Company for the six month period ended September 30, 1999, which are set forth respectively in the Company's Form 10KSB filed on July 13, 1999 and Form 10QSB filed on November 15, 1999, present fairly the financial position of the Company as at the dates thereof and for the periods covered thereby and have been prepared in accordance with generally accepted accounting principles consistently applied. Since September 30, 1999, (i) there has been no material adverse change in the business, assets or condition, financial or otherwise, or operations of the Company; (ii) neither the business, condition, financial or otherwise, or operations of the Company nor any of the properties or assets of the Company have been materially adversely affected by any event or occurrence of any type, whether or not insured against; (iii) except as entered into in the ordinary course of business, the Company has not incurred any liabilities or obligations; and (iv) the Company has not entered into any transaction which, to the best of the Company's knowledge, would have a material adverse effect on the business, assets, condition, financial or otherwise, or operations of the Company.

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     Section 2.13. Material Contracts. To the best of the Company's knowledge,
     --------------------------------
except for the contracts of the Company set forth on Exhibit 2.13 attached
                                                     ------------
hereto (collectively, the "Contracts"), the Company is not a party to or otherwise bound by any written or oral:

     (a) contract or series of contracts with the same party for the purchase of machinery, equipment, goods or services, or the furnishing of services, including without limitation, contracts with franchisees, which contracts have a value in excess of $500,000;

     (b) contract with any labor union (and, to the best of the Company's knowledge, no organizational effort is being made with respect to any of their employees);

     (c) contract for the employment of any officer, employee or other person on a full-time or consulting basis, which is not terminable on notice without cost or liability to the Company, except normal severance arrangements and accrued vacation pay;

     (d) bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option or other plan, contract or understanding pursuant to which benefits are provided to any employee of the Company (other than group insurance plans applicable to employees generally);

     (e) agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of the Company or any agreement or instrument evidencing any guaranty by the Company of payment or performance by any other Person;

     (f) voting trust or agreement, stockholders' agreement, pledge agreement, buy-sell agreement or first refusal or preemptive rights agreement relating to any securities of the Company other than the Stockholders Agreement;

     (g) agreement or obligation (contingent or otherwise) to issue, sell or otherwise distribute or to repurchase or otherwise acquire or retire any shares of its capital stock or any of its other equity securities;

     (h) agreement under which the Company has advanced or agreed to advance money, or under which the Company has agreed to lease any property as lessee or lessor for annual lease payments in excess of $500,000;

     (i) agreement under which the Company has granted any person any registration rights, other than as set forth in this Agreement;

     (j) agreement under which the Company has limited or restricted its right to compete with any party in any respect;

     (k) contract or other commitment involving more than $500,000 and not in the ordinary course of the Company's business;

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     (l) agreement providing for disposition of the business, assets or shares of the Company or agreement of merger or consolidation to which the Company is a party or letter of intent with respect to the foregoing; or

     (m) agreement or letter of intent with respect to the acquisition of the business, assets or shares of any other party.

The Company, and to the best of the Company's knowledge, all of the other parties to the Contracts have performed in all material respects all obligations required to be performed by such Persons to date under the Contracts, have received no notice of default and are not in default in any material respect under any of the Contracts. The Company is in compliance in all material respects with the terms and provisions of its Charter and By-laws, each as amended and in effect on the date hereof.

     Section 2.14. Title to Assets: Intellectual Property. With the exception of
     ----------------------------------------------------
those of its properties which are under lease, the Company has good and marketable title to, and is the owner, free and clear, of all of its properties and assets and there are no liens or other security interests outstanding against any of these properties and assets. The term "properties" as used herein shall include all property of whatever nature used by the Company in the conduct of its business. All leases pursuant to which the Company leases real or personal property are in good standing and are valid and effective in accordance with their respective terms and there exists no default or other occurrence or condition which could result in a default or termination thereof. The Company owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets, customer lists and know how (collectively, "Intellectual Property") necessary to the conduct of its business as conducted, and no claim is pending or, to the best of the Company's knowledge, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and there is no basis for any such claim (whether or not pending or threatened). No claim is pending or, to the best of the Company's knowledge, threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company, and there is no basis for any such claim (whether or not pending or threatened). To the best of the Company's knowledge, all technical information developed by and belonging to the Company which has not been patented has been kept confidential. The Company has not granted or assigned to any other person or entity any right to manufacture, have manufactured, assemble or sell the products or proposed products or to provide the services or proposed services of the Company.

     Section 2.15. Disclosure. Neither this Agreement nor any certificate,
     ------------------------
list, exhibit, letter or other written statement furnished by the Company to the Investors or their special counsel in connection herewith, to the best of the Company's knowledge, contains any untrue statement of a material fact or, when read together, omits to state any material fact necessary in order to make the statements contained therein not misleading in the light of the

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circumstances under which they are or were made. There exists no fact or circumstances which materially and adversely affects, or to the best of the Company's knowledge, has a reasonable possibility of materially and adversely affecting, the business, assets or condition, financial or otherwise, or operations of the Company, which has not been reflected in financial statements of the Company heretofore delivered to the Investors or set forth in this Agreement or the Exhibits and Schedules attached hereto or fully disclosed in a written statement or certificate furnished to the Investors by the Company pursuant to this Agreement.

     Section 2.16. Compliance with Securities Laws. Based in part on the
     ---------------------------------------------
representations of the Investors set forth in Section 5 hereof, the Company has complied and will comply with all applicable United States Federal and state securities laws in connection with the offer, issuance and sale of the Securities. The Company has not, either directly or through any agent , offered any securities to, or otherwise approached, negotiated or communicated in respect of any securities with, any Person so as thereby to require that the offer or sale of such securities (including but not limited to the Securities) be registered pursuant to the provisions of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"). Based in part on the representations of the Investors set forth in Section 5 hereof, the offer, sale and issuance of the Purchased Shares and of the Common Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act and all applicable state securities laws.

III. CONDITIONS OF PURCHASE
     ----------------------

     Each Investor's obligation to purchase and pay for the Purchased Shares hereunder shall be subject to compliance by the Company in all material respects with its agreements herein contained and to the fulfillment on or before and at the Closing of the following conditions:

     Section 3.1. Certificate of Company. The representations and warranties of
     -----------------------------------
the Company contained in this Agreement, including but not limited to the representations and warranties made in Section 2 hereof, shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; the Company's business, assets or condition, financial or otherwise, or operations shall not have been materially and adversely affected prior to the Closing; the conditions hereafter specified in this Section 3 shall have been satisfied in all material respects; and on the Closing Date a certificate to such effect executed by the Chief Executive Officer and Chief Financial Officer, respectively, of the Company shall be delivered to the Investors.

     Section 3.2. Opinion of Counsel. The Investors shall have received from
     -------------------------------
Jeffrey R. Matsen, Esq., counsel for the Company, dated the Closing Date, in the form attached hereto as Exhibit 3.2.
                        -----------

     Section 3.3. Authorization; Consents. The Board of Directors of the Company
     ------------------------------------
shall have duly adopted resolutions in form satisfactory to the Investors authorizing the Company to consummate the transactions contemplated hereby to which it is a party in accordance with the

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terms hereof, and the Investors shall have received a duly executed certificate of the Secretary of the Company dated the Closing Date setting forth a copy of such resolutions and such other matters as may be requested by the Investors. The Company shall have obtained any and all other consents, permits and waivers and made all filings necessary or appropriate for consummation of the transactions co ntemplated by this Agreement except for such post-Closing filings as may be required under applicable securities laws.

     Section 3.4. Intentionally left blank.
     -----------

     Section 3.5. Observer to the Board of Directors. Effective upon the
     -----------------------------------------------
Closing, the Investors shall have the right to designate a person (and an alternate to act in the case the original cannot) who will be appointed to the Company's Board of Directors as an observer, to receive notices of, and be permitted to attend and observe (but not participate in any manner), all meetings of the Company's Board of Directors and any committee thereof; provided that the Company will reimburse said observer for all costs reasonably incurred in attending any such meetings (including air travel and lodging cost).

     Section 3.6. All Proceedings Satisfactory. All corporate and other
     -----------------------------------------
proceedings taken prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be satisfactory in form and substance to the Investors, and the Investors shall receive such copies thereof and other materials (certified, if requested) as they may reasonably request in connection therewith.

IV. COVENANTS OF THE COMPANY
    ------------------------

     For the three (3) year period following the Closing Date and so long thereafter as at least fifty percent (50%) of the Purchased Shares are outstanding and held by the Investors or any affiliates of the Investors, the Company shall comply with the following covenants:

     Section 4.1. Financial Statements. The Company shall furnish to the
     ---------------------------------
Investors the following reports: (a) within one hundred and twenty (120) days after the end of each fiscal year, an audited balance sheet of the Company as at the end of such year, together with audited statements of income, stockholders' equity and cash flows of the Company for such year, certified by independent public accountants of re cognized standing (which on or before April, 2000 shall be one of the five largest independent public accounting firms in the United States) prepared in accordance with generally accepted accounting principles and practices consistently applied; (b) within thirty (30) days after the end of each quarter, an unaudited balance sheet of the Company as at the end of such quarter and an unaudited statement of income and cash flows for the Company for such month and for the year to date prepared in accordance with generally accepted accounting principles consistently applied (except that such financial statements need not contain footnotes) and fairly reflecting the financial affairs of the Company subject to year-end adjustments. At any time when the Company has subsidiaries, all financial statements furnished hereunder will be consolidated.

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     Section 4.2. Conduct of Business. The Company will keep in full force and
     --------------------------------
effect its corporate existence and will comply in all material respects with all applicable laws and regulations in the conduct of its business.

     Section 4.3. Adverse Changes. The Company shall promptly advise the
     ----------------------------
Investors of (i) any event which represents a material adverse change in the business, assets or condition, financial or otherwise, or operations of the Company and (ii) any suit or proceeding commenced or, to the best knowledge of the Company, threatened against the Company which, if adversely determined, would result in such a material adverse change.

     Section 4.4. Insurance. The Company shall keep its insurable properties
     ----------------------
insured by financially sound and reputable insurers against the perils of liability, casualty, fire and extended coverage in amounts of coverage at least equal to those customarily maintained by companies in the same or a similar business of similar size. The Company shall also maintain with such insurers insurance against other hazards and risks and liability to persons and property, to the extent and in the manner customary for corporations engaged in the same or a similar business of similar size.

     Section 4.5. Certain Sales of Additional Securities. (a) The Company hereby
     ---------------------------------------------------
covenants and agrees that it shall not, during the two year period following the Closing Date offer, issue or sell any (i) shares of capital stock (including common or preferred shares) of the Company, (ii) securities convertible into or carrying any rights to purchase capital stock of the Company, or (iii) options, warrants or other rights to subscribe for, purchase or otherwise acquire any capital stock of the Company on terms as favorable or more favorable than the terms set forth in this Agreement, without the advance written consent of the holders of at least two-thirds of the Purchased Shares of the Investors. Each Investor shall have the right to elect to purchase a number of the shares so offered by the Company based on the ratio which the Common Stock of the Company owned by the Investor or obtainable by said Investor upon exercise of the Warrants owned by him/her bears to all the issued and outstanding shares of Common Stock of the Company, including shares of Common Stock issuable upon exercise of the Warrants or other convertible securities. The Company's offer to the Investors shall remain open and irrevocable for a period of seven (7) days. Promptly upon the expiration of such seven (7) day period, the Company shall, in writing, inform each Investor which elects to purchase all the securities available to it of any other Investor's failure to do likewise. During the ten
(10) day period commencing after the receipt of such information, each fully exercising Investor shall have the right to elect to purchase up to its proportionate share of the securities not subscribed for by the other Investors based on the ratio which the Common Stock of the Company owned by the fully exercising Investor or obtainable by said Investor upon the exercise of the Warrants owned by him/her bears to the Common Stock of the Company owned by, or obtainable upon the exercise of the Warrants owned by, all fully exercising Investors who desire to purchase certain of the unsubscribed for securities.

     (b) Notwithstanding paragraph (a) above, the Company may from the date hereof issue shares of Common Stock, warrants, or options to purchase Common Stock to directors, officers, employees or consultants of the Company in connection with their service as directors

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of the Company, their employment by the Company or their retention as consultants by the Company pursuant to a stock option plan, special grant or employment agreement approved in advance by the Board of Directors of the Company, provided that in no event shall the shares available for such stock option plan, special grants or employment agreements (including any shares related to any stock option plan, special grants or employment agreements offered by any subsidiaries of the Company) following the Closing Date exceed in the aggregate fifteen (15%) percent of the issued and outstanding shares of Common Stock on a fully diluted basis assuming the exercise of all of the Warrants, any conversion rights of the Series A Preferred Stock and any other similar rights to the Common Stock.

     (c) Notwithstanding paragraph (a) above, the Company may contemporaneously sell to parties other than the Investors not more than 500,000 shares of Common Stock at a pri ce of not less than four dollars ($4.00) per share, provided that the sale of such additional 500,000 shares of Common Stock shall be closed before January 4, 2000.

     Section 4.6. Conduct of the Company. From the date hereof until the
     -----------------------------------
Closing Date, the Company shall conduct its business in the ordinary course consistent with past practice and to use its best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees.

     Section 4.7. Loans and Advances. The Company will not make any loan or
     -------------------------------
advance in excess of $50,000 to, or own any stock or other securities worth in excess of $250,000 of, any Person without the approval of the Board of Directors, except that the Company may own all of the outstanding capital stock of a Subsidiary.

     Section 4.8. Board Representatives. The Company has represented to the
     ----------------------------------
Investors that it is, and will be, the Company's policy to create as soon as feasible (subject to stockholder approval) a Board of Directors, the majority of whom are independent outside directors. In this connection, upon the request of two-thirds of the Investors, the Company shall have a representative of the Investors (as selected by the Investors) elected to the Board of Directors of the Company subject to Board approval within one hundred twenty (120) days of the Closing hereunder. The Board shall not unreasonably delay or withhold its approval of a Director proposed by the Investors. Upon the request of two-thirds of the Investors, the Company shall include a representative of the Investors (as selected by the Investors) on management's slate of nominees for Directors in each year so long as the Investors, in the aggregate, own at least one-half of the number of Purchased Shares originally purchased hereunder.

     Section 4.9. Registration Rights. Not later than one (1) year from the
     --------------------------------
Closing Date, the Company shall have registered all of the Purchased Shares acquired by the Investors hereunder, as we ll as such additional shares of Common Stock as may be necessary to accommodate: (a) the supplementary issuance rights provided under Section 1.3 above and (b) the exercise of all of the Warrants granted to the Investors.

     Section 4.10. Registration Procedures. Without limitation of the foregoing,
     -------------------------------------
within one year from the Closing Date, the Company will:

     (a) prepare and file with the Securities and Exchange Commission ("Commission") a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby which shall commence no later than one year from the Closing Date;

     (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the disposition of all Common Stock covered by such registration statement in accordance with the Investor's intended method of disposition set forth in such registration statement for such period;

     (c) furnish to each Investor and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Common Stock covered by such registration statement;

     (d) use its best efforts to register or qualify the Common Stock covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as the Investor shall reasonably request provided, however, that the Company will not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

     (e) use its best efforts to list the Common Stock covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;

     (f) immediately notify each Investor and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

     (g) at the request of any Investor, use its best efforts to furnish on the date that Restricted Stock is delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to such Investor, stating that such registration statement has become effective under the Securities Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (B) the registration statement, the related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements contained therein) and (C) to such other effects as reasonably may be requested by counsel for the underwriters or by such Investor or its counsel and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters and to such Investor, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter will additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request; and

     (h) make available for inspection by each Investor, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

     Section 4.10. Registration Expenses. All expenses incurred by the Company
     -----------------------------------
in complying with the aforesaid registration requirements, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of insurance and fees and disbursements of one counsel for the Investors are called "Registration Expenses". The Company will pay all Registration Expenses in connection with each registration statement under this Agreement.

     Section 4.11. Indemnification and Contribution. In the event of a
     ----------------------------------------------
registration of any of the Common Stock under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each seller of such Common Stock thereunder, each underwriter of such Common Stock thereunder and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Common Stock was registered under the Securities Act pursuant to this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such seller, any such underwriter or any such controlling person in writing specifically for use in such registration statement or prospectus.

     Section 4.12. Incidental Registration. If the Company at any time proposes
     -------------------------------------
to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both, each such time it will give written notice to all then holders of outstanding Purchased Shares of its intention so to do. Upon the written request of any such holder, received by the Company within 30 days after the giving of any such notice by the Company, to register any of its Purchased Shares (which request will state the intended method of disposition thereof), the Company will use its best efforts to cause the Purchased Shares as to which registration will have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder (in accordance with its written request) of such Purchased Shares so registered. In the event that any registration pursuant to this Section 4.12 will be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Purchased Shares to be included in such an underwriting may be reduced (pro rata among the requesting holders based upon the number of shares of Purchased Shares owned by such holders) if and to the extent that the managing underwriter will be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein, provided, however, that such number of shares of Purchased Shares will not be reduced if any shares are to be included in such underwriting for the account of any person other than the Company or requesting holders of Purchased Shares. Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 4.12 without thereby incurring any liability to the holders of Purchased Shares.

     Section 4.13. Expenses. The Company and the Investors will each bear their
     ----------------------
own legal and other expenses with respect to this Agreement, except that the Company shall reimburse the Investors up to $30,000.00 with respect to the legal fees actually incurred by Investors in connection with this Agreement and up to $15,000 with respect to travel, investigation, and due diligence expenses actually incurred by Investors in connection with this Agreement.

     Section 4.14. Outside Counsel. The Company shall work with qualified
     -----------------------------
outside counsel selected by the Company and acceptable to the Investors, following the Closing Date for so long as the Investors, in the aggregate, own at least one-half of the number of Purchased Shares originally purchased hereunder.

     Section 4.15. Press Release. The Company shall provide an advance copy of
     ---------------------------
any press releases or public announcements with respect to the transactions contemplated by this Agreement to a representative designated by the Investors who shall have the right to approve, or require reasonable changes in the form of, such press releases or public announcements on behalf of the Investors.

     Section 4.16. Reporting. The Company shall timely file such reports,
     -----------------------
notices and/or forms with the Commission and any other applicable federal or state agencies as are necessary or appropriate as a result of the sale of Purchased Shares hereunder.

V.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF INVESTORS
     ------------------------------------------------------

     Section 5.1. Representations and Warranties. In order to induce the
     -------------------------------------------
Company to enter into this Agreement, each Investor, severally and not jointly, represents and warrants that:

     (a) This Agreement and all other documents and instruments executed by the Investor pursuant hereto, have each been duly executed and delivered by the Investor and each is a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms. All consents, approvals or authorizations of any person, and all qualifications, designations, declarations or filings with any governmental authority, on the part of the Investor required as a condition precedent to the valid execution and delivery of this Agreement shall have been obtained or completed prior to, and be effective as of, the Closing.

     (b) The Investor is acquiring the Securities for the Investor's own account, for investment, and not with a view to any "distribution" thereof within the meaning of the Securities Act. The Investor has no contract, agreement or arrangement with any person to sell, transfer or pledge to any person the Securities or any part thereof. The Investor has no present plans to enter into any such contract, agreement or arrangement. The Investor understands the meaning of these representations and warranties.

     (c) No oral representations have been made or oral information furnished to the undersigned in connection with this Agreement which is inconsistent with the content of this Agreement.

     (d) Based on the Company's representations and warranties and the other terms and conditions herein, the Investor does not seek to obtain any additional information regarding the Purchased Shares or the Company.

     (e) The Investor understands that the Company has no prior track record of profitability. The Investor is aware that an investment in the Company is speculative and involves certain risks.

     (f) The Investor understands that because the Securities have not been registered under the Securities Act, the Investor cannot dispose of any or all of the Securities unless such

Securities are subsequently registered under the Securities Act or exemptions from such registration are available. The Investor acknowledges and understands that, except as provided in this Agreement, the Investor has no independent right to require the Company to register the Securities under the Securities Act or any state securities law. The Investor further understands that the Company will, as a condition to the transfer of any of the Securities, require that the request for transfer be accompanied by opinion of counsel, in form and substance reasonable satisfactory to the Company, to the effect that the proposed transfer does not result in violation of the Securities Act, unless such transfer is covered by an effective registration statement under the Securities Act. The Investor understands that each certificate representing the Securities may bear the following legends or ones substantially similar thereto:

          These securities have not been registered under the Securities Act of 1933 for investment and not with a view to distribution or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such shares under the Securities Act of 1933, or an opinion of counsel for the corporation that registration is not required under such act.

          The Securities represented by this certificate are subject to the terms and conditions of a Stock Purchase and Subscription Agreement dated January 3, 2000. A copy of such agreement is on file at the principal executive offices of the corporation and the corporation will furnish copies of such agreement to the holder of this certificate upon request and without charge.

     (g) The Investor is knowledgeable and experienced in the making of venture capital investments, is able to bear the economic risk of loss of the Investor's investment in the Company, has been granted the opportunity to make a thorough investigation of the affairs of the Company, and has availed itself of such opportunity to the extent the Investor has deemed necessary, either directly or through the Investor's authorized representative.

     (h) The Investor has been advised that the Securities have not been registered under the Securities Act and that the Company in issuing the Securities to the Investor is relying upon, and will rely upon, among other things, the representations and warranties of the Investor contained in this
Article V in concluding that each such issuance is a "private offering" and does not require compliance with the registration provisions of the Securities Act.

     (i) The Investor (or to the extent applicable, its purchaser representative) is either (1) an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act or (2) has the knowledge and experience in financial and business matters required in Rule 506 of Regulation D under the Securities Act.

     (j) No Investor is, directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise), the beneficial owner of the Purchased Shares of any other Investor. Without limiting the foregoing, no Investor has (1) voting power, which includes the power to vote, or to direct the voting of, the Purchased Shares of any other Investor or (2) investment power, which includes the power to dispose, or direct the disposition of, the Purchased Shares of any other Investor. While the Investors reserve the right to make filings under Regulation 13D-G of the Securities Exchange Act of 1934, the execution of this Agreement shall not be deemed an acknowledgment by any Investor that it is a member of a "group" as defined in Rule 13d-5 under said Regulation 13D-G.

     Section 5.2.  Covenants.
     -----------------------

     (a) Each Investor, severally and not jointly, covenants that it will not sell, transfer or assign the Securities for a period of one year following the Closing Date. A pledge or hypothecation shall not be deemed a sale, transfer or assignment, and prior to foreclosure no transfer of shares pledged or hypothecated shall be made by the Company on its books (except to any extent required by law).

     Notwithstanding the restrictions on transfer set forth in this Section
5.2 of this Agreement, the following shall be permitted transfers ("Permitted Transfers"):

          (1) Transfers of Securities between an Investor and a corporation, trust, partnership, limited liability company, family limited partnership or other similar entity, provided that the purpose of any such corporation, trust, partnership limited liability company, family limited partnership or other similar entity shall be to hold such Securities (or shares or interests in other entities or properties in which the Investor is an investor) for the benefit of the Investor or his/her family members and/or relatives;

          (2) Transfers of Securities between an Investor and such Investor's guardian or conservator;

          (3) Transfers of Securities between an Investor and such Investor's spouse, or to any of such signatory's issue;

          (4) The sale of Securities by an Investor to an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act; and

          (5)  Transfers of Securities among the Investors.

Any Securities sold, transferred or assigned pursuant to a Permitted Transfer shall remain subject to the terms of this Agreement.

     (b) To the extent the Company provides an Investor with Confidential Information (as defined below) the provisions of this Section 5.2 shall apply to such Investor; provided that no Investor shall be liable in any respect for any breach of the provisions of this Section 5.2 by any other Investor.

          1. As used herein, "Confidential Information" means information regarding the Company furnished to Investor in writing, or by computer or other electronic means and explicitly designated in writing by the Company as Confidential Information at the time of such furnishing, but in any event does not include information which (A) was known by Investor without any obligation of confidentiality to the Company or generally available to and known by the public or industry prior to the time of such disclosure, (B) thereafter becomes generally available to the public through no act or omission of Investor, or (C) becomes available to Investor from a third party not under any obligation of confidentiality to the Company with respect thereto.

          2. Investor shall hold the Confidential Information in confidence, shall use it only in the evaluation of this Agreement or as necessary to carry out the terms of the Agreement or for such other purposes as requested by the Company, and shall not disclose any of the Confidential Information except (A) to its directors, officers, employees, and advisors (including outside attorneys, accountants, and consultants) who need such information for the aforementioned purpose or (B) as may be required by law in the reasonable judgment of Investor's counsel. In the event of disclosure under clause (B), Investor shall provide the Company with reasonable prior written notice thereof so that the Company may seek a protective order or other appropriate remedy, and Investor shall exercise reasonable efforts to assist in obtaining such order or remedy.

          3. Investor's obligation under this Section 5.2 shall extend for a period of two (2) years after its receipt of Confidential Information as provided herein.

VI.  MISCELLANEOUS
     -------------

     Section 6.1. Brokers' Fee. Each party hereto will indemnify and hold
     -------------------------
harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

     Section 6.2. Survival of Covenants; Assignability of Rights.
     -----------------------------------------------------------

     (a) All covenants, agreements, representations and warranties of the Company made herein and in the certificates, lists, exhibits, schedules or other written information delivered or furnished in connection therewith and herewith, except as provided otherwise in this Agreement, shall survive the delivery of the Securities.

     (b) All covenants, agreements, representations and warranties of the Investors made herein shall, except as provided otherwise in this Agreement, shall survive the delivery of the Securities.

     Section 6.3. Governing Law. This  Agreement  shall be deemed to be a
     --------------------------
contract made under, and shall be construed in accordance with, the laws of the State of Delaware.

     Section 6.4. Section Headings. The descriptive headings in this Agreement
     -----------------------------
have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision hereof.

     Section 6.5. Counterparts. This Agreement may be executed simultaneously in
     -------------------------
any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

     Section 6.6. Notices.
     --------------------

     As the terms "notice" or "notices" are used herein as between the parties, such term shall mean a written document, explaining in reason for the notice, and the same shall be mailed by United States Postal Service Via Certified Mail, Return Receipt Requested and sent by facsimile, addressed as follows:

     to the Company:

            IJNT.NET, INC.
            2800 Lafayette
            Newport, CA 92663
            Attention: Jon H. Marple, President
            Fax: (949) 723-2181

     with a copy by mail and fax which shall not constitute notice, to:

            IJNT.NET, INC.
            2800 Lafayette
            Newport, CA 92663
            Attention: Jeffrey Matsen, Esq., General Counsel
            Fax: (949) 723-2181

     to the Investors:

            Mr. Robert S. Skinner
            910 Travis, Suite #1960
            Houston, TX 77002
            Fax: (713) 655-1123
     with a copy by mail and fax, which shall not constitute notice, to:

            Emmett E. Lyne, Esq.
            Rich, May, Bilodeau & Flaherty, P.C.
            176 Federal Street
            Boston, MA 02110
            Fax: (617) 556-3889

Such notice shall be deemed to have been given on the date placed in the U.S. Mails and sent by fax, whether actually received by the addressee or not. The parties shall, as a matter of convenience and courtesy send each party receiving notice a copy of said notice by facsimile or electronic means, or by courier, Federal Express, or similar service, but such notifications shall not be deemed lawful "notice" as required hereby. The parties may from time to time amend the above addresses and names by written notice given the other party.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase and Subscription Agreement as of the day and year first above written.




                                        IJNT.NET, INC.



                                        By:__________________________
                                             Name:
                                             Title:

                                        INVESTOR:


                                        _____________________________
                                        Name:

                                       22